EXHIBIT 23.1
             Consent of Independent Certified Public Accountants

We have issued our reports dated December 11, 1998, accompanying the consolidated financial statements and schedule included in the Annual Report of Datamarine International, Inc. and Subsidiaries on Form 10-K for the year ended October 3, 1998. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Datamarine International, Inc. and Subsidiaries on Forms S-8 (File No. 2-68937) pertaining to the Employee Stock Purchase Plan, on Form S-8 (File No. 33-45832) pertaining to the 1991 Stock Option Plan, and on Form S-8 (File No. 333-06927) pertaining to the 1995 Stock Option Plan for Non-employee Directors.


/s/ GRANT THORNTON LLP
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Seattle, Washington
January 19, 1999